Exhibit 99.2

ARTHROCARE CORPORATION

INDEX TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ARTHROCARE CORPORATION

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed consolidated financial information gives pro forma effect to an agreement and plan of merger by and among ArthroCare Corporation (“ArthroCare”), Opus Medical, Inc., (“Opus”), OC Merger Sub Corporation, and OC Acquisition Sub LLC, pursuant to which Opus became a wholly-owned subsidiary of ArthroCare. This financial information was prepared from, and should be read in conjunction with, the historical consolidated financial statements found in ArthroCare’s annual and quarterly filings with the Securities and Exchange Commission. The unaudited pro forma condensed consolidated statements of operations for the twelve months ended December 31, 2003 and nine months ended September 30, 2004 give effect to the transaction as if it had occurred on January 1, 2003.

The unaudited pro forma condensed consolidated financial information was prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of ArthroCare would have been if the merger had actually occurred on the dates assumed and does not necessarily indicate what ArthroCare’s future operating results or consolidated financial position will be.

The pro forma adjustments presented in the unaudited pro forma condensed consolidated financial information give effect to estimates made by ArthroCare’s management and assumptions that it believes to be reasonable. The unaudited pro forma condensed consolidated financial information does not take into account any synergies or cost savings that may have occurred as a result of the merger.

Condensed Consolidated Pro Forma Balance Sheet

As of September 30, 2004 (in thousands)

(Unaudited)

	ArthroCare	Opus	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$18,450	$3,529	$—		$21,979
Accounts receivable, net	27,908	2,642	—		30,550
Inventories, net	37,203	2,551	568	(g)	40,322
Prepaid expenses and other current assets	9,030	134	—		9,164

Total current assets	92,591	8,856	568		102,015
Property, plant and equipment, net	27,640	1,001	—		28,641
Related party receivables	1,075	—	—		1,075
Intangible assets	13,158	—	27,900	(a)	41,058
Goodwill	28,423	—	21,075	(b)	49,498
Other assets	5,379	28	—		5,407

Total assets	$168,266	$9,885	$49,543		$227,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,254	$1,444	$—		$8,698
Accrued expenses and other current liabilities	17,484	1,836	2,310	(c)	21,630
Current portion of long-term debt	—	—	4,286	(e)	4,286

Total current liabilities	24,738	3,280	6,596		34,614
Long-term debt net of current portion and other long-term liabilities	3,825	238	25,714	(e)	29,777

Total liabilities	28,563	3,518	32,310		64,391

STOCKHOLDERS’ EQUITY
Opus Common and Preferred stock	—	23,850	(23,850	)(f)	—
ArthroCare Common stock	125,616	—	60,000	(d)	185,616
Deferred stock-based compensation	(1,882)	(18)	18		(1,882)
Accumulated other comprehensive loss	(657)	—	—		(657)
Retained earnings (deficit)	16,626	(17,465)	(18,935	)(f)	(19,774)

Total stockholders’ equity	139,703	6,367	17,233		163,303

Total liabilities and stockholders’ equity	$168,266	$9,885	$49,543		$227,694

See accompanying notes to pro forma condensed consolidated financial statements.

Condensed Consolidated Pro Forma Statement of Operations

For the nine months ended September 30, 2004

(in thousands, except per share data)

(Unaudited)

	ArthroCare	Opus	Adjustments		Pro Forma
REVENUES:
Total revenues	$111,448	$11,683	$—		$123,131
Cost of product sales	36,373	5,088	—		41,461

Gross margin	75,075	6,595	—		81,670
Operating expenses:
Research and development	9,840	2,249	—		12,089
Selling, general and administrative	54,257	8,840	2,616	(i)	65,713

Total operating expenses	64,097	11,089	2,616		77,802
Income (loss) from operations	10,978	(4,494)	(2,616)		3,868
Other income (expense), net	443	18	(855	)(j)	(394)

Income (loss) before income tax provision (benefit)	11,421	(4,476)	(3,471)		3,474
Income tax provision (benefit)	3,084	—	(1,388	)(k)	1,696

Net income (loss)	$8,337	$(4,476)	$(2,083)		$1,778

Basic net income per share	$0.39				$0.08
Shares used to compute basic net income per share	21,203		1,937	(l)	23,140
Diluted net income per share	$0.36				$0.07
Shares used to compute diluted net income per share	22,926		1,937	(l)	24,863

See accompanying notes to pro forma condensed consolidated financial statements.

Condensed Consolidated Pro Forma Statement of Operations

For the year ended December 31, 2003

(in thousands, except per share data)

(Unaudited)

	ArthroCare	Opus	Adjustments		Pro Forma
REVENUES:
Total revenues	$118,853	$2,920	$—		$121,773
Cost of product sales	37,941	2,415	—		40,356

Gross margin	80,912	505	—		81,417
Operating expenses:
Research and development	10,642	2,205	—		12,847
Selling, general and administrative	62,125	4,801	3,488	(i)	70,414

Total operating expenses	72,767	7,006	3,488		83,261
Income (loss) from operations	8,145	(6,501)	(3,488)		(1,844)
Other income (expense), net	2,357	54	(1,140	)(j)	1,271

Income (loss) before income tax provision (benefit)	10,502	(6,447)	(4,628)		(573)
Income tax provision (benefit)	3,046	1	(1,851	)(k)	1,196

Net income (loss)	$7,456	$(6,448)	$(2,777)		$(1,769)

Basic net income (loss) per share	$0.36				$(0.08)
Shares used to compute basic net income (loss) per share	20,885		1,937	(l)	22,822
Diluted net income (loss) per share	$0.34				$(0.08)
Shares used to compute diluted net income (loss) per share	21,942		1,937	(l)	22,822

See accompanying notes to pro forma condensed consolidated financial statements.

ArthroCare Corporation

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

NOTE 1 –Basis of Presentation

The accompanying unaudited pro forma condensed consolidation statements of operations present the pro forma effects of the Opus acquisition. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004 and are presented as though the acquisition occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet at September 30, 2004 is presented as though the Opus acquisition occurred on that date.

The pro forma condensed consolidated financial information included herein does not reflect any contingent consideration that may be paid to the former shareholders of Opus Medical, Inc. in the future. The actual amount of future consideration, if any, will be recognized as an adjustment to goodwill in the period in which the contingency is resolved.

NOTE 2 – Acquisition

ArthroCare has recorded total consideration of approximately $92.3 million, including $2.3 million in accrued acquisition costs for the Opus acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, the total purchase consideration of $92.3 million, comprised of $30.0 million in cash consideration, $60.0 million in stock, and $2.3 million in accrued acquisition costs has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed according to their respective fair values, with the excess purchase consideration being allocated to goodwill at the closing of the transaction. The acquisition was completed on November 12, 2004.

In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. Intangible assets with finite lives are amortized over their estimated useful lives.

The accompanying unaudited condensed consolidated balance sheet data presents the estimated fair value of the assets acquired and liabilities assumed. The allocation of the purchase price is based on an independent appraisal and a comprehensive evaluation of tangible and intangible assets acquired and liabilities assumed. For the purpose of this pro forma disclosure, a pro forma allocation of the purchase price to the estimated fair value of the net assets on September 30, 2004 was performed. The actual allocation of the purchase price will be performed based on the estimated fair value at the date of the acquisition.

ArthroCare Corporation

Notes to Pro Forma Condensed Consolidated Financial Statements - continued

(Unaudited)

A summary of the pro forma allocation is as follows (in thousands):

Purchase considerations:
Cash consideration	$30,000	(e)
Fair value of ArthroCare common stock issued	60,000	(d)
Acquisition costs	2,310	(c)

Total purchase consideration	92,310

Estimated fair value of assets acquired:
Book value of net assets acquired	6,367
Inventory uplift adjustment	568	(g)
Intangible assets acquired	27,900	(a)
In-process research and development	36,400	(h)

Total estimated fair value of assets acquired	71,235

Excess of purchase consideration over estimated fair value of assets acquired	$21,075	(b)

Adjustments to Pro Forma Balance Sheet:

(a)	This reflects the fair value of the acquired identifiable intangible assets. The value of intangible assets was estimated based on estimated future benefits of the various intangible assets acquired. These assets consist of existing technology of $16.3 million, patents and core technology of $8.5 million, and trademarks and trade names of $3.1 million. These intangible assets will be amortized over their estimated useful lives of eight years.

(b)	This amount is goodwill calculated as the difference between the purchase price and estimated fair value of assets acquired.

(c)	This $2.3 million includes banking, legal and accounting costs associated with ArthroCare’s acquisition of Opus.

(d)	1.9 million shares of ArthroCare’s common stock were issued to the Opus shareholders at approximately $30.96 per share.

(e)	Borrowing by the Company used as cash consideration paid to Opus associated with the acquisition.

(f)	This reflects the elimination of Opus stockholders’ equity.

(g)	This item adjusts the Opus inventory to market value at the acquisition date.

(h)	This represents the write-off of the value of Opus’ in-process research and development (“IPR&D”), which had no alternative future use to ArthroCare.

Adjustments to Pro Forma Statements of Operations:

(i)	This represents the amortization expense related to the acquired identifiable intangible assets, calculated over estimated useful lives of eight years, on a straight-line basis, as discussed in (a) above.

(j)	This represents interest expense incurred for the period associated with the debt used to finance the acquisition. For the periods presented, the weighted average interest rate applicable to borrowings under the credit facility was 3.8%. Each one-eighth point change in the assumed interest rate would result in a $38 change in interest expense.

(k)	This represent the tax effects on pro forma income (loss) before income taxes at an effective rate of 40%.

(l)	Shares of ArthroCare common stock issued to the Opus shareholders as part of the acquisition.